EXHIBIT 99.1

 Jack in the Box Inc. Announces Adjustments to Historical Financial Statements

     SAN DIEGO--(BUSINESS WIRE)--Dec. 16, 2004--Jack in the Box Inc. (NYSE:JBX), operator and franchisor of Jack in the Box(R) and Qdoba Mexican Grill(R) restaurants, today announced that it would restate certain of its prior period financial statements. The adjustments made in the restatement are all non-cash and will have no material impact on the company's cash flows, cash position, revenues, same-store sales, earnings from operations plus depreciation and amortization (EBITDA), or compliance with the covenants under its senior credit facility.
     On Nov. 29, 2004, the company began a review of the accounting adjustments cited in a Nov. 23, 2004, Form 8-K filing by CKE Restaurants, Inc. After discussions with the company's independent auditors, KPMG LLP, and after an extensive analysis of its accounting policies and accounting records, management recommended to the audit committee of the company's board of directors, and the audit committee determined on Dec. 15, 2004, that one item, related to the treatment of lease accounting and leasehold depreciation, applied to the company, and that it was appropriate to adjust certain prior financial statements. These adjustments were not attributable to any material non-compliance by the company, as a result of any misconduct, with any financial reporting requirements under securities laws, and the company believes there will not be any further adjustments as a result of its internal review of this matter.
     "Jack in the Box Inc. has always maintained the highest standards of conduct in our accounting practices and strict compliance with all applicable accounting standards, as confirmed by the unqualified opinions expressed by our independent auditors during their annual audits of our financial statements," said Robert J. Nugent, chairman and chief executive officer. "We believed that our longstanding accounting practices for leases and related depreciation/amortization, which were applied over many years with no change in method, were consistent with generally accepted accounting principles (GAAP), and were comparable to the practices of other public companies.
     "I am very proud of our accounting department and the high standards of conduct that they have long been dedicated to uphold. Their prompt and proactive response to this matter reinforces our commitment to provide a high level of timely disclosure and provide a clear understanding of our financial condition."
     The issue requiring restatement relates to the company's accounting practice of using the initial lease term when determining whether each of its leases was an operating lease or a capital lease and when calculating straight-line rent expense. Concurrently, the company has depreciated its buildings on leased land, leasehold improvements and certain intangible assets over a period that included both the initial term of the lease and its option periods - or the useful life of the asset if shorter than the lease term plus options. The company believed that its longstanding accounting treatments were permitted under GAAP.
     However, after reading the 8-K filing of CKE Restaurants, Inc., the company began a review of its accounting policies. Following discussions with the company's independent auditors, as well as an extensive analysis of its accounting records, the company has now assured itself that the authoritative accounting literature is interpreted to require that the company use the same lease term for depreciating buildings on leased land, leasehold improvements and certain intangible assets as it uses in determining capital versus operating lease classifications and in calculating straight-line rent expense. Such interpretation contradicts many years of recognized accounting practices by the company.
     As a result of its analysis, the company has adopted the following policy:
The company will generally limit the depreciable lives for its buildings on leased land, leasehold improvements and certain intangible assets, which are subject to a lease, to the initial lease term. However, in circumstances where the company would incur an economic penalty by not exercising one or more option periods, the company may include one or more option periods when determining the depreciation period. In either circumstance, the company's policy will require consistency when calculating the depreciation period, in classifying the lease, and in computing straight-line rent expense for each of its leases.
     The primary effect of the change in policy is to require the company to accelerate depreciation and amortization for the buildings, leasehold improvements and certain intangible assets that are the subject of the company's leases. The total adjustments result in a $38.8 million - or $23.7 million after tax - cumulative increase in depreciation and amortization expense for all fiscal years, including fiscal 2004. The annual reduction of the company's net earnings and earnings per diluted share were $3.8 million, or 10 cents in 2004; $3.5 million, or 9 cents in 2003; and $2.8 million, or 7 cents in 2002 (see Table 1).
     Solely as a result of these accounting adjustments, the company now expects that its first-quarter and fiscal 2005 net earnings and earnings per diluted share estimates will be reduced by approximately $1.1 million and 3 cents, and approximately $3.7 million and 10 cents, respectively. Accordingly, the company's current estimates of earnings per diluted share are now approximately 66 cents for the first quarter versus 40 cents last year and approximately $2.33 for fiscal 2005 versus $2.02 in 2004. As stated previously, these accounting adjustments have no impact on the company's cash flows, cash position, revenues or operating performance. The company expects that, in future years, depreciation and amortization will reduce net earnings by approximately the same amount as that estimated for fiscal 2005, assuming stable levels of capital expenditures going forward.
     Having completed their analysis, the company's management and KPMG met with the company's audit committee on Dec. 15, 2004, to review the company's accounting policies, the analysis of its records, and the authoritative accounting literature. Based on that review, the audit committee determined that the company's accounting with respect to lease terms should be revised to be in accordance with the policy stated above and agreed, along with KPMG, with the recommendations of management to restate the company's prior financial statements.
     The company has determined that the adjustments described above are appropriately corrected through the restatement of previously issued financial statements for its 2003 and 2002 fiscal years, and the first three quarters of fiscal 2004. While the company is not aware of any other accounting issues requiring adjustment, there can be no assurances that the company or KPMG will not find additional accounting issues requiring adjustment in the future.
     The company anticipates that it will file its Form 10-K for fiscal 2004 on Dec. 17, 2004, its accelerated (75-day) filing deadline, with the appropriate restatements. However, if the company should require a brief extension of time to file this Form 10-K, it will file for such extension with the SEC.
     The company's management will discuss the restatement on a conference call and simultaneous webcast on Friday, December 17, 2004, at 6:00 a.m. PST. The webcast can be accessed via the Jack in the Box Inc. homepage at www.jackinthebox.com.
     The financial impact of the adjustments described above for the periods presented is estimated as follows:


                                             Table 1
                               (In millions, except per share data)
                                           Fiscal Year

                                2002        2002           2003
                             Beginning  -------------- --------------
                              Retained   Earnings EPS   Earnings EPS
                              Earnings
                              --------- -------------- --------------
As Reported                      $144.0   $83.0 $2.07    $73.6 $1.99
Adjustments to Depreciation/
 Amortization, net                (13.5)   (2.8)(0.07)    (3.5)(0.09)
                              --------- -------------- --------------
As Restated                      $130.5   $80.2 $2.00    $70.1 $1.90
                              ========= ============== ==============

                                                      2004
                                         -----------------------------
                                         Earnings      EPS    Retained
                                                              Earnings
                                         -----------------------------
As Reported                               $78.5(a) $2.12(a)    $379.2
Adjustments to Depreciation/
 Amortization, net                         (3.8)   (0.10)       (23.7)
                                         -----------------------------
As Restated                               $74.7    $2.02       $355.5
                                         =============================

                          16 weeks ended        12 weeks ended
                          Jan. 18, 2004  April 11, 2004  July 4, 2004
                          -------------- -------------- --------------
                          Earnings EPS   Earnings EPS   Earnings EPS
                          -------------- -------------- --------------

As Reported                 $15.6 $0.43    $19.6 $0.53    $21.6 $0.58
Adjustments to
  Depreciation/
 Amortization, net           (1.2)(0.03)    (0.9)(0.03)    (0.9)(0.03)
                          -------------- -------------- --------------
As Restated                 $14.4 $0.40    $18.7 $0.50    $20.7 $0.55
                          ============== ============== ==============


     (a) As reported in the company's fiscal 2004 earnings news release, dated November 17, 2004

     Non-GAAP Term Definition

     EBITDA is a typical non-GAAP measure - i.e., a measure calculated and presented on the basis of methodologies other than in accordance with accounting principles generally accepted in the U.S., or "GAAP" for companies that issue public debt and a measure used by the lenders under the company's bank credit facility. Although the company does not provide EBITDA in its regular periodic financial news releases or in this news release, management recognizes that EBITDA is typically calculated by securities analysts and is a factor in their analysis of the company. Additionally, the company believes EBITDA is useful to its investors as an indicator of earnings available to service debt. EBITDA is not a recognized term under GAAP and does not purport to be an alternative to income from operations, an indicator of cash flow from operations or a measure of liquidity. The company calculates EBITDA as earnings from operations plus depreciation and amortization. This presentation of EBITDA may not be comparable to similarly titled measures of other companies because not all companies calculate EBITDA identically.

     Safe Harbor

     Any statements contained in this press release that are not historical are forward-looking statements including statements about the company's financial results and estimates, adjustments to financial statements and accounting policies, that are subject to substantial risks and uncertainties. These statements may be identified by the use of words such as "believes," "estimates," "expects," "will," "would," and other words of similar meaning.
     The following are some of the factors that could cause the company's actual results to differ materially from those expressed in the forward-looking statements: costs may exceed projections, including costs related to new construction, Jack in the Box(R) remodels and conversions of Jack in the Box restaurants to JBX Grill(TM); developing and marketing JBX Grill as a new concept; food ingredients, particularly produce and beef; utilities and labor, including increases in the minimum wage, workers' compensation and other insurance; delays in the remodeling or opening of restaurants; the availability of financing on terms satisfactory to franchisees and potential franchisees; timely payment of franchisee obligations due the company; the continuation of positive relationships with the company's franchisees, and the franchisees' continuing willingness to participate in company strategies; adverse regional weather conditions and business, economic and other local or national conditions or events that affect consumer confidence and spending patterns, such as concerns about the safety of beef or other foods; concerns about obesity; the effect of any widespread negative publicity regarding the company or the restaurant industry in general; the effects of war and terrorist activities; changes in government regulations; changes in accounting standards, policies and practices; potential variances between estimated and actual liabilities; the effects of legal claims; and the possibility of unforeseen events affecting the industry in general. Further information about factors that could affect the company's financial and other results is included in the company's annual report on Form 10-K and its periodic reports on Forms 10-Q and 8-K filed with the Securities and Exchange Commission. Statements about the company's past performance are not necessarily indicative of its future results. The information in this press release is as of December 16, 2004. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information, future events or otherwise.

     About Jack in the Box Inc.

     Jack in the Box Inc. (NYSE:JBX) operates and franchises Jack in the Box and Qdoba Mexican Grill restaurants in 33 states combined. Jack in the Box is one of the nation's largest hamburger chains, with more than 2,000 restaurants. Qdoba Mexican Grill is an emerging leader in fast-casual dining, with approximately 180 restaurants. Based in San Diego, Jack in the Box Inc. has approximately 45,000 employees. For more information, visit www.jackinthebox.com.

     CONTACT: Jack in the Box Inc.
              Brian Luscomb, 858-571-2229